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On the evening of May 26, 2009, Target Corporation provided the following transcript from the May 18, 2009 Glass Lewis Proxy Talk to a shareholder.

Glass Lewis — Proxy Talk	05.18.09

Gregg Steinhafel:  Good afternoon everyone, this is Gregg Steinhafel, Chairman and CEO of Target and it’s a pleasure to be on this call.  I am joined today by Doug Scovanner, Target EVP and CFO as well as several members of our Board, including: Jim Johnson, our lead director, Steve Sanger, Chair of our Nominating Committee, and Sol Trujillo, an outstanding director and nominee who brings important technology and telecommunications experience to the Board.

Today, I plan to provide a brief description of Target’s clear and differentiated strategy.  Then, Doug will share the strong record of financial performance our strategy has delivered.  Steve will discuss our corporate governance and world-class Board, and finally, Doug will briefly describe the consistency and transparency of our shareholder outreach and engagement efforts.  In aggregate, these topics — Target’s differentiated strategy, our strong performance, our talented Board and our commitment to shareholder engagement — are the basis for our belief that no change is needed within Target’s Board.

At Target, our mission is to be the preferred shopping destination for our guests by delivering outstanding value, continuous innovation and an exceptional shopping experience.  We accomplish this by fulfilling our “Expect More. Pay Less.” brand promise in every store every day with every guest.  Within our stores, we offer a broad, balanced mix of general merchandise and food.  Approximately 40% of our sales are in non-discretionary categories including healthcare, household essentials and food, and about 60% of our sales are from discretionary categories such as home, apparel, electronics, entertainment and toys.  Food represents approximately 15% of our sales and is our fastest growing business.  Our mix is the mirror image of Wal*Mart’s, resulting in Target’s much stronger gross margins and EBITDA margins.  Our differentiated assortment and strategy allow us to compete successfully with Wal*Mart while many other retailers — who have tried to compete head on — have been unsuccessful.

In fact, our differentiated strategy is one of the reasons our shareholders give for why they invest in Target — because it provides a sustainable competitive advantage, allowing us to perform well in both absolute terms — and relative to our 14 benchmark retail peer group companies.  Other themes that we commonly hear from shareholders include: the experience and leadership of Target’s management and Board, our operational discipline and thoughtful capital management, and Target’s track record of outstanding financial results and shareholder value creation.

Now Doug will briefly review the strength of this financial performance over time.

Doug Scovanner:  Thanks, Gregg.  I’m Doug Scovanner, Target’s Chief Financial Officer.  Over the past ten years, Target’s clear and differentiated strategy has driven strong and profitable growth.  We’ve grown our number of stores at a compound annual rate of about seven percent per year over this period, nearly doubling our store count, we have enjoyed annual same store sales growth of about four percent and, combined, these have produced an average annual increase in total revenue of approximately 11 percent, essentially nearly tripling revenue per year over that period.

We’ve translated this top-line growth into even stronger growth in profitability — enjoyed about 14 percent compound annual growth rate in both EBITDA and EPS, or earnings per share —

reflecting more than 200 basis points increase in pretax margins.  Either of these measures of profitability has essentially quadrupled over this period.  Our outstanding financial performance has created substantial value for our shareholders.  As Gregg mentioned, we use a group of 14 “best-in-class” general merchandise, food and drug retailers for benchmarking in our proxy, Target plus 14 equals 15 total.  And we consistently rank in the top third of this benchmark group — over a variety of time frames and on a variety of metrics.

For example, for the 10 year period ended December 31, 2007, ended just before the more recent, difficult period, Target out performed 11 of the benchmark retailers, including Wal*Mart, and well outperformed the S&P 500 on total return to shareholders.  For a much shorter and more recent period, in other words, the one including the unprecedented economic challenges — the sixteen months ended April 30, 2009, bringing that former 10 year period over to the current, Target’s returns to shareholders have remained well above those of the S&P 500 and above 10 of the benchmark companies of these other 14.  In fairness, Wal*Mart did outperform us on this measure during that 16 month period.

Given our growth profile, we believe that maintaining strong investment grade credit ratings is extremely important.  Again, using this same benchmark group, our strong single ‘A’ credit ratings are comparable to those of other growth retailers, for example, Lowe’s, Walgreen’s, Costco.  Only Wal*Mart enjoys stronger credit ratings than this ‘A’ grade, with their ‘AA’ rating.  And all the other retailers in this group are ‘BBB’ or poorer, a couple of them are actually non-investment grade today.

Our strong credit ratings have meant that we’ve had ample access to the debt capital markets — even in the more recent climate.  Through careful management of our balance sheet we’ve maintained adequate flexibility and also have no need in 2009 to access the debt capital markets, even with over $1.25 billion in debt maturities.  Each of the Pershing Square proposals included adding considerable leverage, which we believe would have had a meaningful — in some cases, quite severe, adverse impact on our credit ratings.

Now Steve Sanger is going to describe Target’s long-standing commitment to good corporate governance and the talent and experience of our world-class Board of Directors.  Steve…

Steve Sanger:  Thank you, Doug.  Just repeat, I’m Steve Sanger, I am an independent director and Chair of the Nominating Committee at Target.  And just as Doug recounted, the long history of superior financial performance from the company, we also have a long history of recognition as a company that is committed to good corporate governance; it dates back to our inception as a public company and the founding members of the Dayton family.  And as part of that long history of listening to and engaging with our shareholders, on page 18 through 21 of our proxy statement is detail of the very extensive meetings we’ve had with Pershing Square since 2007.

That’s not really unusually for Target to engage with shareholders in that manner.  Many of the strategic moves we’ve made, including changing the ownership of the credit card portfolio to selling Mervyn’s and Marshall Fields franchises, have been things we have discussed with shareholders and, in some cases shareholders have suggested to us, in advance of our taking those actions.

Our Board governance is based on the principles of a very strong, independent Board of Directors.  We have regular meetings without management present, we have term limits, a post-

retirement limit of three years, a requirement that any director whose principal employment has substantially changed submit a letter of resignation for consideration by the Board, and so as a result, we have a dynamic Board, a Board that is constantly adding new blood.

The Board is comprised of 12 members, 11 of whom are independent.  The average tenure is Board is 8 years, and as I said, we are bring new blood on all the time — six of our members are new since 2002, three have been added since 2007.  The Nominating Committee, which I chair, reviews and recommends the composition of the Board, the organization of the Board and its Committees, and we have a formal and consistent process for screening and recommending new candidates.  Our guidelines state that we are looking for Board members who have broad perspective and experience, knowledge and independence of judgment, the ability to represent all shareholders.

I would like to spend just a couple of minutes discussing each of the four Board members whose terms expire this year and who are up for reelection.

First, is Mary Dillon, who is one of our newest members; she joined the Board in 2007.  She is currently with McDonald’s, but prior to that, spent much of her career leading consumer foods operations at PepsiCo and Quaker Oats.  She has a terrific background in food and marketing, and dealing with food retailers.  In light of Target’s brand strength and expansion of food, Mary brings a valuable set of skills to our Board.

Dick Kovacevich is a leader in financial services; he has been on the Board since 1996.  During his tenure on Target’s Board, the company has generated total return to shareholders of 482 percent return, compared to 377 percent return for Wal*Mart and a 67 percent return for the S&P 500 for this same period.  Dick is extremely knowledgeable about credit, about real estate, he highly engaged in guiding Target’s capital structure and is very much involved with management and the decisions they made to optimize our credit card business earlier and in the last couple of years.

The third candidate is George Tamke.  He has been a member of the Board since 1999.  He is highly experienced senior executive, formerly with Emerson Electric and now with Clayton, Dubilier & Rice.  He has a focus on operational efficiency, he’s dealt with consumer and retail companies, and he makes a great contribution in the Target Boardroom when we deal with ways to improve productivity, control costs and leverage our guest relationships.

Our fourth candidate is Sol Trujillo, who is also on the call with us today.  He has been a member of the Target Board since 1994.  During Sol’s tenure on the Board, the company has delivered a total shareholder return of 637 percent — that’s compared to 359 percent for Wal*Mart and 156 percent for the S&P 500.  Sol is a very experienced executive who has led telecommunications, technology and information services companies.  And Sol, I just ask you to comment on some of the things you engage with management on importantly during your time on the Board.

Solomon Trujillo:  Steve, thank you.  I guess going back to what Gregg talked about earlier, the journey with Target as we have evolved the company, has been around the brand, around its differentiation, it’s about the customer experience, it’s about diversifying not only in terms of the direct in-store experience but online experience.  And it has also been about how we drive our cost, how we drive productivity in the business.

Well, my whole life is spent on driving that through technologies.  And both the technologies that are both IT and communications and all the emerging technologies.  I would say that as we look at the Target evolution here, it’s been driving these kinds of results, both at the top-line and at the bottom-line.  In part, because of its ability to execute well.  Leveraging technology where it makes sense, making the right timing decisions where it makes sense and also staying with the right partnerships when it makes sense.  And so, I won’t go on, but I could talk a lot about what this company has been able to achieve, again with a lot of engagement at the Board level as well as with management, and in some cases, with some of the technology partners that we’ve worked with over the years.  Steve, I’ll stop there.

Steve Sanger:  Thanks a lot, Sol.  I think it is important to understand not just expertise of these candidates bring to our Board, but also the level of commitment they have and the level of engagement they have with the management.  One example of that I cite is their attendance record: Mary Dillon’s attendance is 100%; Dick Kovacevich, who has been on the Board for more than 10 years, he has attended 97% of every meeting during that time; George Tamke 98% and Sol Trujillo 98%.  So, not only are the directors experienced and skilled, but they are highly engaged and highly committed to the Target Board.  So, Pershing Square’s assertion that the Board has deficiencies either in experience that they bring or in engagement simply does not stand up. We firmly believe that electing these four current directors to our Board for another term is very much in the best interest of our shareholders.  It would be a shame to lose the skills that these directors bring.  Now, I am going to turn the call back over to Doug, who will take you through our shareholder engagement with Pershing Square.

Doug Scovanner: Thanks, Steve.  We first heard from Bill Ackman in the summer of 2007 after he had established a position in our stock.  Gregg and I, at Bill’s request, sat down in August of ‘07.  Bill walked through a rather detailed, a rather elaborate presentation in which he advocated that we execute a $15 billion leveraged recapitalization of the company, funded in part by his suggestion that we should sell our credit card receivables and enter into a form of partnership that he described in that presentation likely with a money center bank.  Following that meeting, and after a full discussion with our Board, we embarked on a review of ownership alternatives for our receivables, and throughout this period we maintained quite a bit of contact with Bill and his team. We hired two sets of advisors, specific to the credit card transaction, including one at Bill’s specific suggestion.

Several things occurred after we got this launched. For one, the reviews certainly took longer than was expected, due to rapidly deteriorating credit market conditions. And in short, after a great deal of review, it became crystal clear that the economics outlined by Pershing Square in its proposal were clearly not attainable in the marketplace. Ultimately, we successfully completed a transaction in May of 2008 with JPMorgan Chase, in which we sold a little under half of our receivables for cash proceeds of about $3.6 billion dollars, a transaction which achieved a very meaningful degree of risk transfer. Since then we have certainly been extremely pleased with the strength of our relationship with JPM Chase, and certainly are quite encouraged by the evolution of that relationship as well.

At about the time we announced the credit card transaction, again May of 2008, Bill presented the first in what became a series of versions of proposals involving restructuring our real estate around the theme of a REIT. And while we operate land we…uh…own have a … 85% of the land and buildings where we operate, we are not an outlier among our peer group. Similar ownership profile to Walmart’s US operations, only 1 percentage point difference, they own 84% in the US compared to our 85. Costco’s US operations at 79%; Lowe’s consolidated operation, they actually don’t break out the US, are actually above our figure at 88, and Home Depot’s similarly above ours, again on a consolidated basis, at 89.

Following the receipt of this initial REIT proposal in May of 2008, our Board, the management team and our advisors conducted an exceedingly thorough analysis, and through that, several month period when we were looking at this in-depth, we met with…uh… met or talked with Bill and his team many many times. We discussed this proposal and many variations on the theme with all three ratings agencies. We sought and considered interest from potential REIT investors; Bill provided us with a list and we augmented that with many more as well, and we incorporated feedback from our shareholders. Basically this idea is not a particularly new one; investment banks have presented REIT transaction ideas for quite a few years. And although we observe that no big box retailer had ever done one, there were a few unique features of what Bill had proposed that caused us to want to go through the kind of in-depth research that we did.

Ultimately our Board concluded that the REIT proposal, as finally proposed by Bill, was not in the best interest of our shareholders. Essentially, we didn’t believe that it would create much value, if any, and that it would come along for the ride with a number of very substantial concerns which we have previously outlined.

Now Steve Sanger will discuss the events that occurred following our announcement that we would not pursue this REIT idea last November. Steve?

Steve Sanger: Yeah, this is Steve again. After the Board declined to pursue the REIT idea, Bill said that then he would like to have a seat on the Board. And so we proceeded to evaluate his candidacy, starting with an interview, which I and another member of the nominating committee, Cal Darden, scheduled with Bill. Now he then suggested another candidate along with himself. He said he didn’t want to be the lone ranger on the Board. So he had two candidates and the other candidate was Matt Paull, a former McDonald’s executive. Matt is currently a member of the Best Buy board, and so Bill was advised that that would be a conflict. But because Matt came to the interview we assumed that he intended to step down from the Best Buy board. As it developed, he did not, and understood that it was a …uh… anti-trust conflict to serve on two competitive boards. So his…Matt’s name was withdrawn and Bill substituted …Bill suggested another retail executive, who is also a current CEO of a competitive company, so once again we had a conflict that …we were somewhat surprised that he would suggest another conflicted candidate. So he withdrew that name and then we proceeded to consider Bill’s candidacy.

Now a couple of days before the nominating committee met Bill did send in resumes of two more candidates, Mr. Vauge and Mr. Ashner, but the committee, mainly focused on evaluating Bill’s candidacy, we followed up on checking his references, talked to a number of people in the industry who knew Bill and had dealt with him, in an attempt to assess his ability to add value to our shareholders as a member of the Board. In the end, we concluded that it was … is not in the best interests of the broad range of shareholders to add Bill to the Board, and I advised him of that.

Following that, Bill initiated his proxy fight, and added two more candidates, Mr. Donald and Mr. Gilson, who had never been mentioned to us before. And so that brings us to the current situation and the proxy contest.

Gregg Steinhafel: Ok thanks Steve, this is …uh…this is Gregg. In summary, Target has a great strategy, has delivered outstanding financial performance, and we have a long history of engaging with shareholders, and we have a world-class Board that does not need to be changed. Now, we’d be happy to answer your questions.

Warren Chen: K, thank you. So let me think up something that Steve mentions about the interview process. I think one of the things that Pershing Square mentioned, that the nominating committee didn’t even seriously consider or never interviewed Mr. Ashner or Mr. Vauge, but I think according to what Steve just said that the resumes were sent in but …uh… you guys…um…didn’t talk to them.

Gregg Steinhafel: Steve you want to comment on that?

Steve Sanger: Sure. That we had talked to Bill and Matt and then when he withdrew Matt, suggested another, again, he was conflicted, so we focused on Bill because it was obvious that that was his main interest. The other two resumes were submitted to us at the very last minute. When we concluded, after … after very thorough deliberation and checking a lot of background information, that we did not want to recommend and the Board did not want to recommend adding Bill. We never had any…he never suggested, “Well, why don’t you add one of these guys instead.” He just said, “I’ll proceed to a proxy contest.”

Warren Chen: Ok. Let’s talk about Target’s performance a little bit. In Pershing Square’s filings Walmart is used as a benchmark comparison to Target. You guys also, you know, measure Walmart but… along with Walmart you mention, you know, a group of companies. Do you think Walmart is a fair comparable?

Gregg Steinhafel: Yeah, this is great. You know, Walmart is a … they are a fair comparable, they are a very large and formidable competitor, and we compete with them across the enterprise but we also compete with these other, you know, 14 competitors and they are the best in class in other segments with which we compete with. So if you look at the balance of our assortments, and 20% of our business is in apparel versus 11 for Walmart, we compete with JC Pennys and Kohls and Macy’s; they’re part of the benchmark group. Twenty percent of our business is in home versus about five percent for Walmart. So we look at who are the best in class for that segment of our business as well as all the other segments, whether it’s Best Buy in electronics, or CVS and Walgreens in the convenience areas or Kroger and Safeway in food. We think all of those are strong competitors and deserve to be benchmarked as part of our performance metric evaluation.

Warren Chen: So…I think…you know…you guys also mentioned that …you know, the performance of…yourself and Walmart and other benchmark companies during the more difficult periods. What challenges do you think the current environment present to retailers like Target.

Gregg Steinhafel: Well if you look at the history of our performance over time, we’ve been in recessionary periods before and during recessionary periods those retailers that have less exposure to discretionary categories and more exposure to non-discretionary categories have a tendency to do better. And in more normalized environments, companies that have business models that have both discretionary and non-discretionary exposure can do well. This is clearly the most challenging consumer environment we have faced in 50 years, and the consumer is really stressed right now and has limited disposable income. And so naturally the limited dollars they have are going to migrate toward categories like food and health and beauty and non …and the essential kind of non-food categories and those retailers that have a greater mix of goods in those categories are naturally going to do well in this environment. And it is only natural that Walmart would perform slightly better in this environment because 49% of their sales are in non-discretionary categories. But as the economy starts to bottom out and improve you will see those discretionary retailers continue to gain momentum and I think that’s what you’re seeing so far that what the strength of our share price performance in 2009, that there is greater confidence that we’re at the bottom and a recovery is near and so our performance has been far superior than to Walmart’s.

Warren Chen: So you’re saying that… is because the product mix that Walmart is faring better than you are with … facing these challenges?

Gregg Steinhafel: Well we have a very different strategy and subsequently a very different mix. Our mix and our strategies are different. Walmart is a very large and formidable and dominant food retailer that happens to sell some discretionary categories but the bulk of their business is in food. Target has a very balanced and unique set of… mix…attributes. We have 40% of our business in apparel and home, about 23% of our business is in hardlines, about 20% of our business is in health and beauty aids product and food is about 15% and it’s the fastest growing category in the store. So, we do have a decidedly different mix and a different strategy and we have a very conscious strategy not to compete head on head with Walmart. We worked for two decades to try and be different, unique and distinct in the marketplace and we’ve carved out a unique niche that has enabled us to perform well against them.

Warren Chen: OK. So, what’s your… specific plan to bring shareholder value… and kind of faring better in the future in recessionary times?

Gregg Steinhafel: Well, um, this environment, like all environments, our strategy is really based on, you know, three things. One is … we’ve got to deliver outstanding value everyday in our stores, we’ve got to have a continuous pipeline of innovation in the products that we sell throughout the entire store whether it’s apparel or home. We’ve got to make sure that we have inspiring merchandise and so we’re focused on continuous innovation in terms of the content, how we present it, we want to simplify the shopping experience for our guests. And then ultimately deliver the best in-store experience that we possibly can by having, you know, a highly engaged team, strong in-stock levels and having fast speed of service. And by doing those things together well consistently we’ll lead to long-term shareholder value.

One of the strategies that we’re particularly excited about is our next evolution of our food initiative which more deeply expands our commitment to dry, dairy and frozen and adds perishables in our general merchandise stores. So this is something that we’ve tested, we are piloting, we are adding in new stores. We have a plan to convert our existing stores, general merchandise based. The early…early returns are phenomenal and we think this is going to be a real home-run strategy for us.

Doug Scovanner: And I would also observe that just as Walmart is a formidable competitor, they’ve done quite well in delivering shareholder value, both in an absolute sense and relative to the S&P 500 over a very long period of time. And so have we. Walmart and Target are each examples of market share gathering highly successful retailers who have performed well through thick and thin over many many years, over multiple business cycles.

Warren Chen: Right, right. So I think …we’re in this contested situation here and, you know, shareholders … you guys mentioned, you know, stock performance. Shareholders look at your ...operating performance… op numbers this year compared to last year, diluted earning per shares dropped dramatically, in retail segment on the EBIT line dropped around 5 or 6 percent compared to last year. The credit card segment dropped quite dramatically. So this is not, you know, is not earnings call but in light of the contest you’re…how do you think shareholders should look at these performance numbers?

Doug Scovanner: Well you’re right that it’s not an earnings call. We’ll have the opportunity to discuss our first quarter results with our share owners on Wednesday of this week. But looking back across 2008, for example, you’re correct that our credit card segment was not as profitable in 2008 as it had been in 2006 and 2007. That same comment, by the way, is true for the entire US credit card industry. We have partnered up with a terrific partner in the form of JPMorgan Chase, but of course their results in 2008 were not as strong as their results were in 2006 or 2007. The same could be said of Citi or Bank of America or so forth. We believe that we have the right strategy both in our credit card segment and in our retail segment to be able to continue generating leading performance over time and translating that performance into leading delivery of shareholder value.

Warren Chen:  Let’s talk about the credit card business for a minute here.  One of the things that Pershing Square faulted you guys for is the decision not to exit the credit card business in its entirety.  He’s saying you guys sold 47% of the receivables so what are the benefits of owning credit card business for a retailer like Target?

Doug Scovanner:  Well, there’s a lot of discussion that is taking place right now that just isn’t very carefully based in facts.  A little perspective would be useful here.  For many, many years, we’ve enjoyed industry leading-performance, measured in return in invested capita, and in addition, we enjoyed industry-leading growth characteristics.  The combination of those two attributes would have made it an extraordinarily importune time to have entertained any one of these kinds of transactions — ‘05, ‘06, ‘07 — while we were enjoying that kind of performance.  By the time, we got to the marketplace in looking what at Bill had suggested, by all of Fall ‘07 - Spring ‘08, overall industry performance for each and every competitor was way below what it had been.

Our performance was still better than nearly all of the rest.  We still continued outperforming, but the kinds of assumptions laid out in Bill’s August 2007 proposal to us simply proved to be wildly unrealistic in the credit markets of late 07 and early 08.  Certainly we have evolved in our relationship with JP Morgan Chase, having partnered up with the best in the best in that business.

I look forward to seeing if there is some kind of transaction in our future that might make more sense for our shareholders but the fact is, that unlike many of the other retailer card transactions that had taken place in 05 and 06 in particular, there certainly weren’t the kinds of synergistic opportunities for a bank to look into our portfolio and see ways to improve it because it typically performed much better than the banks’ portfolios did, when looking at this through the eyes of a potential acquirer.

Warren Chen: I just want to make sure I heard it correctly… so it is basically timing was the issue and sounds like you have no objections in exploring it further possibilities in the future.

Doug Scovanner: We look at a variety of things across time in an effort to continuously revisit whether there are better ways to rearrange our affairs to create better shareholder value.  Credit cards would be no exceptions.  So absolutely, we would continue to explore in the marketplace, whether there is something else that we can or should do with JP Morgan Chase, and at the moment that makes sense to JP Morgan Chase and to us, we would of course execute.  I’m very comfortable with where we are right now, I’m very comfortable we’ve chosen the right partner, I’m very comfortable that, together with our Board, we’ll continuously review alternatives and do what’s best for our shareholders across time.

Warren Chen: If we could move on to real estate… perhaps a similar theme here.  Pershing Square has proposed at least one or two variations of their REIT strategy.  You mentioned that you looked at it and perhaps timing and the structure wasn’t correct — so from your point of view, what are the risks associated with it, if any, with Target owning a large portion of its stores?

Doug Scovanner: Time out for a moment.  You mentioned that I… you said something about timing, that’s just not the case.  We carefully looked at the structure that Bill proposed, we looked at several alternatives around the same theme.  We discussed those alternatives in depth with ratings agencies along the way.  And ultimately this wasn’t about the risks, the risks were very real but, ultimately we concluded that the proposal would generate little, if any, shareholder value.  Candidly, if there were any value there, on a net basis… it was very, very heavily concentrated on the income taxes that potentially could be saved. But both the proposals… all of the proposals we saw from Bill in this regard, both his original May, 2008 proposal, and the one he first revealed directly to three of our directors on November 11 of 2008, which is the one that ten days later, after two more complete Board meetings, our Board ultimately decided to not move forward.  All of these ended up creating very substantial threats to our liquidity, our ability to access capital… specifically to our credit ratings, among other challenges.

Bill ultimately is a very, very bright individual.  He has a lot of creativity.  But clearly one of his blind spots is credit analyses and another would certainly be accounting.  But beyond those issues, Bill is a prolific idea machine.

Warren Chen:  Let’s shift our focus a little bit to corporate governance.  One of the things that Pershing Square raised was the compensation practice.  Now there is a shareholder proposal asking the company to allow shareholders a non-binding vote on compensation.  Why don’t you support this?

Jim Johnson: This is Jim Johnson, do you want me to take it Gregg?

Gregg Steinhafel: Yes Jim.

Jim Johnson:  This is Jim Johnson, the lead independent director.  We’re very much aware, of course of the “say on pay” movement and focus and many of us have served on Boards where it has been considered carefully.  This is the first time that it has been proposed to Target.  It’s on the ballot as you know.  We feel that we have very solid compensation approaches.  We feel that we’ve had very good shareholder feedback as we have gone along with our compensation practices.  And we, like you are, are watching the results of this vote and if there’s a feeling among shareholders that they would like to have this different kind of participation through “say on pay”, obviously we will listen to them and react appropriately.

Up to this point, we feel that things have been going along very nicely, in terms of our shareholder dialogue around compensation.

Warren Chen:  Pershing Square also raised concern about interlocking directorships and affiliated transactions.  What would you do to address these?  You know, one of the things that is kind of related to this subject is will you declassify the Board?

Jim Johnson:  The classification… the Board classification question, is of course one that’s been around in general terms.  But once again, we’ve had no expressions of concern or interest in that among the Target shareholder base.  We’ve not had a proposal and it has not been priority of our shareholders.  Once again, many of us serve on Boards that are not classified, that are elected annually, and if there is a shareholder focus on this in the future and a desire for the Board to look at a change in policy, we’ll take it as it comes.

Doug Scovanner:  I would only add that this is an issue that has come to my attention from a handful of shareholders here in the last week or ten days.  Prior to that, with fifteen years of shareholder contact, the issue had never even been brought up.  So clearly it is emerging as a much larger theme today than it has in the past, but of course it isn’t something that Pershing Square has brought up, and we continue to evolve our governance practices as we have in the past.  Jim, I’ll ask the question, I personally have no doubt that this will be an issue that the Board will want to discuss in earnest sometime in the next twelve months, in light of what we have heard in the last week or ten days.

Jim Johnson: There is no doubt about that, but one of the things I think is outstanding about Target is that we have had an excellent dialogue with our shareholders all the way along, and we’ve been very responsive.  We’ve made a number of decisions that have come from shareholder initiatives, shareholder ideas, and nothing about the dialogue with shareholders is, from our point of view, anything but constructive.  So we will focus on it, and if we believe there is reason for change, we’ll step up and do it.  We’ve done that in a lot of areas over the years.

Warren Chen:  Time is kind of running short, but let me work in a couple of… So out of corporate governance here, and look at some of the questions that came out of the email here… This client is asking, can you speak about specific examples of the incumbent nominees, what they have done to contribute to the business?  Specifically they’re saying, you know, for example what has Sol contributed to the company, Mr. Tamke… and is it true that Goldman was only allowed to look at Pershing Square’s proposal for real estate and not more broadly?

Doug Scovanner:  I’ll jump in on that one, and then I think Board members or Gregg would be better equipped for the others.

No, that is not true.  That has been totally taken out of context.  I invited Bill in a meeting in February of this year, if he wanted to, to have me go back to the Board to discuss a broader set of proposals and clearly, as I mentioned earlier in my comments, when we took a look, with Bill’s permission, with the ratings agencies at his idea.  As I mentioned, we also looked at several variations on the theme out of concern that some of the assumptions in Bill’s proposal were quite extreme.  So that’s just not the case.

Gregg Steinhafel:  Steve, do you want to comment any further on our Board’s nominees’ qualifications and some of your observations as it relates to their contributions?

Steve Sanger:  Well, I tried to highlight some of those in my comments.  Sol talked about the amount of engagement that he has had with Target on technology issues over the years, which of course are such an important part of Target’s cost structure.  George, similarly on operational efficiency issues has been very engaged with the management.  Dick Kovacevich… and Doug Scovanner, you might just comment about the level of and intensity of the consultation and advice from Dick as you were approaching these credit card transactions because I think that was a great example of contribution from the Board to the management.

Doug Scovanner:  Well obviously given Dick’s tenure and experience at Wells Fargo he’s deeply steeped in these issues and of course we discussed inside the Board room quite a bit as this review unfolded.  But in addition, Dick and I had several one on one conversations outside the context of Board meetings and he was exceedingly helpful in framing our review and in what some of the considerations were along the way.

Gregg Steinhafel: Yeah, this is Gregg. I’d like to comment on the nominees’ contributions from management’s perspective.  Dick Kovacevich is not only a terrific banker but he has terrific merchant instincts and has been instrumental in a number of areas whether it has been encouraging us to change the name of the corporation, encouraging us to add the one spot dollar location in the front of the store, he has challenged us to differentiate our beauty offerings by going after salon diverted products and some of the upscale designer lines that we’ve added to cosmetics area.  So really understands consumers and cross-selling and conversion and he has been very helpful in that regard.

Mary Dillon has just been a fantastic addition because not only does she bring her food experience to the Board, but she has developed a terrific relationship with our chief marketing officer Michael Francis, and they spend a lot of time together talking about agency relations, relationships, what’s happening in the deflationary environment, how to market in the future in a fragmented society, how to build brand equity studies and to do the kind of research to anticipate what the guests needs are in the future.  And I know if Michael were here he would go on and on as it relates to what a terrific partner Mary has been on the marketing side.

And Sol mentioned his background is telecommunications and technology.  Technology is a very critical component of our strategy.  We spend over a half a billion dollars a year throughout the enterprise on enterprise shaping technology.  Whether its adding a new pharmacy system, changing our financial structure, all of the compliance work that is going on.  We’ve had to layer in a whole new food infrastructure as we’ve expanded into perishable food distribution, and Sol’s contributions have been fantastic in that regard as well.

And then, just one quick comment on George’s contributions, we’ve done a fabulous job in the last eighteen months managing our SG&A rate to lower levels, and not hurting our brand experience.  And George’s background in that regard, in being very surgical and selective, but disciplined in our approach to expense management has been a real help to the management team and as we are in this very difficult climate he has given us very good insight and guidance as to how to proceed in that area.

Jim Johnson: Let me just add one quick word there.  This Target Board is not an ordinary Board or a good Board.  It’s really a great Board.  People on the Board are engaged, highly intelligent, excellent business backgrounds, good judgment, and the results of the company over this extended period of time has been because we have had superior management, we’ve had a superior Board and we’ve also had a superior cooperative relationship between the two.  And so nobody should think that this is kind of settling in any way by voting for the incumbents.  These incumbents are among the most outstanding business leaders and Board members in America, and we’re very proud of it.

Warren Chen: So here’s another question.  Why not keep the Board at thirteen and appoint one dissident director?  Wouldn’t Ron Gilson have positive impact to Target’s Board?

Steve Sanger: I would just say that the size of the Board is twelve.  It expanded temporarily to thirteen last year when we added Gregg and had him overlap with Bob Ulrich during the CEO transition. But our size of the Board… we actually think the optimal size of the Board is eleven to twelve.  The twelve members that we have are, I think, aptly described by Jim Johnson as truly outstanding.  Ultimately, we will let shareholders decide if they want to expand it, but we think twelve is the right number.

Warren Chen:  And your opinion about Ron Gilson?

Steve Sanger:  Well I don’t know Ron, and… but I do know the four members that we are nominating quite well, and I think they’re outstanding and there is… and the Board has been very responsive to corporate governance questions over time, so it is hard for me to see, certainly, that replacing any of those existing directors would be a positive for our Board and we believe twelve is the right number.

Gregg Steinhafel: Yeah, this is Gregg.  I’ll just add one more comment.  When Bill hosted his town hall the other day he asked each of his Board nominees what they would do if they got on the Board and not one of them really offered up any kind of a plan, including Jim Donald who has spent as much time in the food business as he has, and he called on Target for six years he was running Starbucks and he really didn’t offer up any suggestions at all at that forum.

Warren Chen: We’re really close to the time here, so let me ask another question, governance related.  So you guys currently have majority voting of directors with a director resignation policy.  Why doesn’t the Board adapt true majority voting without any discretion to be granted to reject a resignation?

Gregg Steinhafel: Jim, you want to tackle that one?

Jim Johnson: I think its more in Steve’s…

Steve Sanger: While I think it… while we do have majority voting, we’ve never had an instance where a director has not received a majority of the vote, but if he did than he would be required to submit the resignation. And I think that’s pretty straight forward.

Warren Chen:  But you guys have the right to reject that resignation and reseat the director though.

Steve Sanger:  We do, if we think it is in the best interest of shareholders or until we could find a suitable replacement.  I think that’s fairly common.  We adopted that standard after talking with shareholders after looking at what others had done in response to the interest in majority voting and I think it represents a very good majority voting standard.

Warren Chen:  OK.  We’re at the end of the allotted time.  At this point, I’d like to offer the Target team to sum up your position and then we’ll wrap up the call.

Gregg Steinhafel:  Yeah, this is Gregg Steinhafel… just a couple of brief closing comments.  First of all, Target has a long history of listening to our shareholders and acting in their best interests.  We’ve got a proven track record of performance, we have the right strategy, we have the right management and Board.  And I believe, we believe that our Board and company have earned your full support.  Again, we thank you for your time on this call.